Oncolytics Biotech® to Present New Mechanistic and Translational Data Supporting Pelareorep as an Immune-Priming Backbone at AACR 2026

Pelareorep treatment drives coordinated immune activation and tertiary lymphoid structure formation

Translational data suggest potential to boost response to immunotherapy and targeted therapy in RAS-driven tumors

Pelareorep’s ability to engage the innate and adaptive immune system results in doubling or nearly tripling response rates in breast and gastrointestinal cancers

SAN DIEGO, CA, March 19, 2026 – Oncolytics Biotech® Inc. (Nasdaq: ONCY) (“Oncolytics” or the “Company”), a clinical-stage immunotherapy company developing pelareorep, today announced two abstracts across distinct tumor types were accepted for presentation at the American Association for Cancer Research (“AACR”) Annual Meeting 2026, at the San Diego Convention Center from April 17-22, 2026. Pelareorep is an investigational, systemically delivered immunotherapy that has been shown to activate innate immune-sensing pathways via double‑stranded RNA signaling, driving interferon production, dendritic cell activation, and cytotoxic T‑cell priming.

“These new translational findings strengthen our understanding of pelareorep as a systemic immune‑priming agent that reshapes the tumor microenvironment,” said Jared Kelly, Chief Executive Officer of Oncolytics. “The coordinated immune activation and tertiary lymphoid structure formation we are observing support pelareorep as a foundational backbone for combination therapy across multiple tumor types, including RAS-driven cancers. RAS mutations are especially prevalent in deadly cancers, including roughly 95% of pancreatic cancers and 45% of colorectal cancers. As we advance registrational programs in gastrointestinal cancers, we believe pelareorep will enhance immunotherapy activity and potentially help patients who did not respond initially.”

Biomarker data from cohort 1 of the Phase 1/2 GOBLET trial in advanced pancreatic cancer suggest pelareorep plus atezolizumab and gemcitabine/nab-paclitaxel can shift tumors toward a more immune-active state. Patients with an immune activation signature after four weeks were more likely to achieve durable clinical benefit, supporting a potential biomarker. Pancreatic cancer continues to pose a significant unmet clinical need, with approximately 510,000 new cases reported globally each year.1

Additionally, new first-of-its-kind data from AWARE-1 show pelareorep can drive coordinated anti-tumor immune responses, including tertiary lymphoid structure (“TLS”) formation, helping make immunologically cold tumors more susceptible to immunotherapy. This could include patients who have failed checkpoint inhibitors, representing a significant portion of the patient population and a meaningful unmet need in oncology.

Pelareorep has also been shown to stimulate RAS-specific T-cell clones in gastrointestinal cancers, which may enhance its ability to target RAS-mutated tumor cells. The Company will present more data on this topic at an upcoming scientific meeting.

Together, the data support pelareorep as a novel immune‑priming strategy capable of enhancing the activity of multiple therapeutic classes, including checkpoint inhibitors, targeted therapies, chemotherapy, and emerging immuno‑oncology modalities.

Abstract: Pelareorep combined with atezolizumab and chemotherapy shows immune conversion activity in advanced pancreatic cancer: Biomarker results of cohort 1 of the GOBLET trial

New biomarker data from cohort 1 of the Phase 1/2 GOBLET study demonstrated that pelareorep in combination with atezolizumab, gemcitabine, and nab-paclitaxel led to meaningful immune activation in patients with metastatic pancreatic ductal adenocarcinoma (“mPDAC”).

An exploratory analysis integrating routine serum markers, a 172-protein circulating panel, selected T-cell receptor sequencing, and clinical outcomes found early on-treatment changes showed increases in adaptive immune and cytotoxicity-associated proteins, including interferon signaling and CD8+/NK-related markers, alongside decreases in tumor/stroma-associated proteins. A 14-protein signature linked to oncolytic activity stratified patients at Week 4 into ‘hot’ vs. ‘cold’ immune phenotypes relative to baseline. Patients demonstrating immune activation signatures experienced longer median progression-free survival (7.5 months) compared with patients who did not exhibit similar immune responses (5.6 months).

As previously reported, the combination of pelareorep, atezolizumab, gemcitabine, and nab-paclitaxel demonstrated a 62% objective response rate in first-line mPDAC patients, more than double the response rates historically observed with chemotherapy alone.

Abstract: Imaging mass cytometry of pelareorep treated early breast cancer samples reveals developing tertiary lymphoid structures

AWARE-1 is a window-of-opportunity study evaluating the effects of pelareorep in early-stage breast cancer. In biopsies from Cohort 2 (n=8), cellular neighborhood analysis identified immune-cell clusters, including cytotoxic T cells, dendritic cells, T helper cells, activated T helper cells, B cells, differentiated B cells, and M2 macrophages. Interactions between these cells developed into TLS in select patients. TLS function as localized immune hubs that facilitate antigen presentation, T‑cell activation, and sustained anti‑tumor immune responses. Published studies link TLS formation with improved responses to immunotherapy.

These findings support pelareorep’s potential to expand cytotoxic T cells, activate dendritic cells, and promote TLS formation, helping to convert immunologically ‘cold’ tumors into immune-responsive ‘hot’ tumors.

About GOBLET
The GOBLET (Gastrointestinal tumOrs exploring the treatment comBinations with the oncolytic reovirus peLarEorep and anTi-PD-L1) study is a phase 1/2 multiple indication study in advanced or metastatic gastrointestinal tumors. The study is being conducted at 17 centers in Germany and is being managed by AIO-Studien-gGmbH. The co-primary endpoints of the study are objective response rate and/or disease control rate and safety. Key secondary and exploratory endpoints include additional efficacy assessments and evaluation of potential biomarkers. The study comprises five treatment groups:
1.Pelareorep in combination with atezolizumab, gemcitabine, and nab-paclitaxel in 1st line advanced/metastatic pancreatic cancer patients;
2.Pelareorep in combination with atezolizumab in 1st line MSI (microsatellite instability)-high metastatic colorectal cancer patients;

3.Pelareorep in combination with atezolizumab and TAS-102 in 3rd line metastatic colorectal cancer patients
4.Pelareorep in combination with atezolizumab in 2nd line advanced and unresectable anal cancer patients; and
5.Pelareorep in combination with mFOLFIRINOX with and without atezolizumab in newly diagnosed metastatic PDAC patients.
About AIO
AIO-Studien-gGmbH (AIO) emerged from the study center of the medical oncology working group within the German Cancer Society (DKG). AIO operates with a non-profit purpose of promoting science and research with a focus on medical oncology. Since its foundation, AIO has become a successful sponsor and study management company and has established itself both nationally and internationally.

About AWARE-1
AWARE-1 was an open-label window-of-opportunity study in early-stage breast cancer. The study combined pelareorep, without or with atezolizumab, and standard of care therapy according to breast cancer subtype. Tumor tissue was collected from patients as part of their initial breast cancer diagnosis, again on day three following initial treatment, and finally at three weeks following treatment, on the day their tumor is surgically resected. Key objectives of the study were to confirm that pelareorep is acting as a novel immunotherapy, to evaluate potential synergy between pelareorep and checkpoint blockade, and to collect biomarker data. The primary endpoint of the translational study was overall CelTIL score (a measurement of cellularity and tumor-infiltrating lymphocytes that is associated with favorable clinical outcomes). Secondary endpoints for the study included safety and tumor and blood-based biomarkers. The combination of pelareorep, letrozole, and atezolizumab resulted in 60% of patients experiencing 30% or greater increases in their CelTIL score.

Reference
1.Leiphrakpam PD, Chowdhury S, Zhang M, et al. Trends in the Global Incidence of Pancreatic Cancer and a Brief Review of its Histologic and Molecular Subtypes. J Gastrointest Cancer. 2025 Feb 24;56(1):71.

About Oncolytics Biotech Inc.
Oncolytics is a clinical-stage biotechnology company developing pelareorep, an investigational intravenously delivered double-stranded RNA immunotherapeutic agent. Pelareorep has demonstrated encouraging results in multiple first-line pancreatic cancer studies, two randomized Phase 2 studies in metastatic breast cancer, and early-phase studies in anal and colorectal cancer. It is designed to induce anti-cancer immune responses by converting immunologically “cold” tumors “hot” through the activation of innate and adaptive immune responses.

The Company is advancing pelareorep in combination with chemotherapy and/or checkpoint inhibitors in metastatic gastrointestinal cancers, where pelareorep has received Fast Track designation from the FDA for colorectal and pancreatic cancer. Oncolytics is actively pursuing strategic partnerships to accelerate development and maximize commercial impact. For more about Oncolytics, please visit: www.oncolyticsbiotech.com or follow the Company on social media on LinkedIn and on X @oncolytics.

Tecentriq® (atezolizumab) is a registered trademark of Genentech, a member of the Roche Group.

Forward-looking statements
This press release contains forward-looking statements, within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under applicable Canadian securities laws (such forward-looking statements and forward-looking information are collectively referred to herein as “forward-looking statements”). Forward-looking statements contained in this press release include statements regarding beliefs as to the potential, registration, mechanism of action and benefits of pelareorep as a cancer therapeutic; the Company’s goals, strategies, and objectives; expectations around the timing of the AACR Annual Meeting 2026; expectations as to the content and potential opportunities associated with the findings from the various studies expected to be presented via abstracts in the future; expectations around the design, milestones, anticipated timelines and expected outcomes for current and future studies; anticipated timelines and objectives for future meetings with regulatory bodies, including the FDA; and its belief in the clinical promise of pelareorep in anal, colorectal, pancreatic and other gastrointestinal cancers as well as breast cancer. In any forward-looking statement in which Oncolytics expresses an expectation or belief as to future results, such expectations or beliefs are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will be achieved. These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those anticipated. These risks include, but are not limited to, regulatory outcomes, trial execution, financial resources, access to capital markets, and market dynamics. Please refer to Oncolytics’ public filings with securities regulators in the United States and Canada for more information. The Company assumes no obligation to update forward-looking statements, except as required by law.

Company Contact
Jon Patton
Director of IR & Communication
jpatton@oncolytics.ca